Exhibit 10.5

DISTRIBUTION AGREEMENT

by and between

BOSTON SCIENTIFIC CORPORATION

and

CORAUTUS GENETICS INC.

Dated as of July 30, 2003

i

ii

EXHIBITS

Exhibit A	Sales Prices

Exhibit B	BSC Competitors

Exhibit C	Current Version of Purchase Order

iii

DISTRIBUTION AGREEMENT

                              This DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into this 30th day of July, 2003 (the “Effective Date”) by and between BOSTON SCIENTIFIC CORPORATION (“BSC”), a Delaware corporation, and CORAUTUS GENETICS INC. (the “Company”), a Delaware corporation (each a “Party,” and collectively, the “Parties”).

W I T N E S S E T H:

                              WHEREAS, the Parties are parties to the Investment Agreement, the Development Agreement (the “Development Agreement”), the Sublicense Agreement, the Loan Agreement (the “Loan Agreement”) and the Investor Rights Agreement, each of even date herewith (collectively with this Agreement, the “Transaction Documents”); and

                              WHEREAS, pursuant to the transactions contemplated by the Transaction Documents, the Parties wish to enter into an exclusive distributorship with respect to Final Products.

                              NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth herein and in the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

                                   SECTION 1.01.   General.   As used herein, the following terms shall have the following meanings:

“Act” means the United States Food, Drug and Cosmetic Act and similar Laws in foreign jurisdictions, all as may be amended from time to time, to the extent applicable.

“AE” means, with respect to use of any Product or Injection Catheter, any adverse event (within the meaning of applicable FDA regulations, and including, without limitation, any unfavorable and unintended sign (including, without limitation, an abnormal laboratory finding), exacerbation of a pre-existing condition, intercurrent illness, drug interaction, significant worsening of a disease under investigation or treatment, significant failure of expected pharmacological or biological action, or symptom or disease temporally associated with the use of such Product or Injection Catheter, whether or not considered to be related to such Product or Injection Catheter), which event is associated with the use of such Product or Injection Catheter (i) in clinical investigation, or (ii) by a patient once such Product or Injection Catheter has been approved, whether or not such event is considered to be drug-related. AE(s) shall include such events (i) occurring in the course of the use of such Product or Injection Catheter in professional practice; (ii) occurring from drug overdose whether accidental or intentional;

(iii) occurring from drug abuse; (iv) occurring from drug withdrawal; and (v) any significant and consistent failure of expected pharmacological action. Notwithstanding the foregoing, AEs shall include any experience required to be reported to a relevant authority in any such country.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Approvals” means authorizations granted to the Company from a Regulatory Authority, including BLA approvals, to distribute, for either investigational or commercial purposes, a medical drug or product.

“BLA” means a Biologics License Application filed with the FDA in respect of a Product in order to manufacture, market, sell or use the Product in the United States.

“BSC Competitor” means any of the Persons listed on Exhibit B as such Exhibit may be updated from time to time by BSC by written notice to the Company containing a copy of such update; provided, however, (i) such updates may not occur more than twice per calendar year; and (ii) no more than ten (10) Persons may be listed on Exhibit B at any one time.

“BSC Indemnitee” means BSC, its Affiliates, University of Michigan, HHMI, and each of their respective directors, officers, employees, regents, trustees, fellows and agents.

“BSC Patents” means ***

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

“Company Indemnitee” means the Company, its Affiliates, and each of their respective directors, officers, employees and agents.

“Competitor Transaction” means any transfer, assignment or sale, directly or indirectly, of the business relating to the use of the Products (whether by stock sale, asset sale, merger or otherwise) and whether by sale of the Company in whole or in part to any BSC Competitor.

“Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable) disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), irrespective of the manner in which the Disclosing Party disclosed such information and regardless of whether such information is labeled as confidential, in furtherance of this Agreement, including, but not limited to, trade secrets under applicable Law, substances, formulations, techniques, methodology, equipment, data, reports, correspondence, know-how, manufacturing documentation and sources of supply, as well as the terms of this Agreement.

__________

“***” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

“FDA” means the United States Food and Drug Administration.

“Final Product” means, with respect to any Product and country, the version of the relevant Product that receives Approval by a Regulatory Authority for marketing, distribution or sale in the relevant country.

“Indemnified Party” means a Person seeking indemnification from a Party pursuant to and in accordance with the terms and conditions of this Agreement.

“Indemnifying Party” means the Party from whom an Indemnified Party seeks indemnification pursuant to and in accordance with the terms and conditions of this Agreement.

“Injection Catheter” means the injection catheter known as the Stiletto™ manufactured by BSC, including improvements, modifications and replacements thereto.

“Intellectual Property” means all intellectual property rights, including without limitation (i) United States and foreign patents and patent applications, divisions, continuations, continuations-in-part, reissues, renewals, reexaminations, requests for continued examination, supplemental registrations or extensions thereof, (ii) trademarks, whether registered or unregistered and applications for registration thereof, (iii) copyrights, whether registered or unregistered and applications for registration thereof, and (iv) trade secrets, know-how, technology, proprietary information and data, including, without limitation, formulae, procedures, plans, methods, processes, specifications, models, protocols, techniques and experimentation, and design, testing and manufacturing data, and products, compositions, and procedures.

“Law” means the Act and any other United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law, to the extent applicable.

“Losses” means any losses, liabilities, claims asserted, awards, interest, judgments, penalties, expenses (including, without limitation, reasonable attorneys’ fees and expenses), costs or damages.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity (including, without limitation, any “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934).

“Product” means a plasmid DNA, drug, biologic or other composition comprising VEGF-2 used for treatment of diseases of the heart or peripheral vascular system; provided, however, “Product” does not include any delivery device (including without limitation the Injection Catheter, a hypodermic needle or stent) or the combination of any such plasmid DNA, drug, biologic or other composition with any such delivery device.

“Product Specifications” for a Product, means those specifications and performance requirements for such Product as mutually agreed by the Parties in accordance with Section 2.05 of the Development Agreement, including, without limitation, clinical, manufacturing and marketing specifications.

“Regulatory Authority” means the FDA and any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity.

“Territory” means all the countries of the world.

“VEGF-2” means the Human Genome Sciences angiogenic agent licensed to and being further developed and modified by the Company, sometimes referred to as Vascular Endothelial Growth Factor 2 plasmid DNA, and any modifications or improvements thereto.

                                 SECTION 1.02.    Additional Definitions.   The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
Agreement	Preamble
ASP	Exhibit A
BSC	Preamble
BSC Representative Group	3.01(b)
Company	Preamble
Company Representative Group	3.01(b)
Deductions	Exhibit A
Development Agreement	Recitals
Effective Date	Preamble
GMP	3.16(a)
HHMI	2.02(c)
Loan Agreement	Recitals
Michigan License	2.02(b)
Net Revenue	Exhibit A
Notice of Disagreement	8.10(a)
Parties	Preamble
Party	Preamble
Purchase Order	3.04
Representatives	3.01(b)
Royalties	3.08(a)
Sales Price	Exhibit A
Term	6.01
Transaction Documents	Recitals
University of Michigan	2.02(b)

ARTICLE II
GRANT OF RIGHTS

                              SECTION 2.01.   Appointment of BSC as Exclusive Distributor.   The Company hereby grants BSC the sole and exclusive right to market, distribute and sell the Final Products within the Territory during the Term of this Agreement, and BSC hereby accepts such appointment. The Company acknowledges and agrees that BSC may distribute the Final Products itself or through subdistributors that it uses in the ordinary course of its business to distribute other products, devices or matters. The Company’s sole compensation for Final Products shall be the payment of the Sales Prices, which shall be calculated as set forth in Exhibit A to this Agreement.

                              SECTION 2.02.    License to the Company.

                              (a)         During such time that BSC has exclusive distribution rights to the Products under this Agreement, BSC grants to the Company a nonexclusive, nonsublicensable, nontransferable, royalty bearing license under BSC Patents, for the sole purpose of using, making, having made and selling the Final Products, where such Final Products are sold to BSC for distribution by BSC, all in accordance with the terms and conditions of this Agreement. BSC acknowledges and agrees that it shall not be entitled to any compensation for such license grant other than the payment of royalties as set forth in Section 3.08 of this Agreement. The Company acknowledges and agrees that unless otherwise agreed to by BSC in writing, any Final Products sold, transferred, given or otherwise provided to Persons other than BSC by the Company (other than providing to Persons for research, testing and development) violates this license grant and the terms of this Agreement.

                              (b)         The Parties acknowledge and agree that some of the BSC Patents are owned by the Regents of the University of Michigan (the “University of Michigan”) and that the license (or a portion thereof) for such BSC Patents granted pursuant to Section 2.02(a) may be terminated by BSC upon the termination of the license agreement entered into by Genocor, Inc., BSC and the Regents of the University of Michigan on June 17, 1997 (the “Michigan License”).

                              (c)         The Company agrees not to use the name of the University of Michigan or Howard Hughes Medical Institute (“HHMI”) in publicity or advertising with respect to the Products without the prior written approval of the University of Michigan or HHMI.

                              (d)         The Parties acknowledge and agree that the University of Michigan and HHMI make no warranty and shall not be held liable for any direct, indirect, special, incidental or consequential damage or lost profits or other economic loss or damage with respect to the BSC Patents or any Products.

                              (e)         To the extent allowed by the University of Michigan and any other third party owners of the BSC Patents, as applicable, BSC shall use commercially reasonable efforts to prosecute, maintain and defend the BSC Patents.

                    SECTION        2.03.   Additional Licenses.

                    (a)         In the event that the manufacture, use, sale, importation or exportation of the Final Products requires a license under a patent owned by a Person other than the Company or BSC, then the Company shall be responsible for all the costs and fees, including but not limited to royalties, incurred in procuring and maintaining a license under such patent.

                    (b)         In the event that the manufacture, use, sale, importation or exportation of the Injection Catheter requires a license under a patent owned by a Person other than the Company or BSC, then BSC shall be responsible for all the costs and fees, including but not limited to royalties, incurred in procuring and maintaining a license under such patent.

                    (c)         In the event that the use, sale, importation or exportation of the combination of the Final Product with the Injection Catheter requires a license under a patent owned by a Person other than the Company or BSC, then the Parties shall equally share all costs and fees, including but not limited to royalties, incurred in procuring and maintaining a license under such patent.

                    (d)         The Parties acknowledge and agree that nothing set forth in this Section 2.03 shall be construed as eliminating, waiving or otherwise limiting either Party’s obligations and responsibilities set forth in Article V.

ARTICLE III
DISTRIBUTION, MANUFACTURE AND SUPPLY

                    SECTION  3.01. Marketing.

                    (a)         BSC agrees to use commercially reasonable efforts to market and sell the Final Products. For purposes of the foregoing, “commercially reasonable efforts” means that for a period of three (3) years after the first Approval of a Final Product in the United States, BSC shall expend *** dedicated specifically to marketing of Final Products, including, but not limited to, seminars, brochures, white papers, trade shows, post-market studies and physician education.

                    (b)         For the purposes of discussing marketing and pricing issues, BSC and the Company shall each appoint one or more representatives (the “BSC Representative Group” and the “Company Representative Group,” respectively, and together, the “Representatives”).

                    (c)         The BSC Representative Group and the Company Representative Group agree to meet in person or via teleconference twice per year beginning after the first Approval of a Final Product, upon the reasonable request of the Company, to discuss BSC’s marketing efforts, and BSC shall, in good faith, consider any comments provided by the Company Representative Group regarding BSC’s marketing efforts.

                    (d)         The Representatives shall meet and review marketing plans with respect to Final Products in person or via teleconference at least once annually, beginning at the time of BLA submission. The Representatives shall also meet with each other in person or via teleconference to discuss pricing strategy prior to the initial pricing of Products, and periodically thereafter. Notwithstanding anything in this Agreement to the contrary, BSC has sole final

_________

“***” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

decision-making authority with respect to marketing and pricing of Final Products, provided, however, that (i) ***; and (ii) BSC shall not charge more for the Injection Catheter when such Injection Catheter is to be used with the Final Product than the average price BSC charges for the Injection Catheter with respect to other uses in the treatment of diseases of the heart or peripheral vascular system.

                    SECTION  3.02.  Training Advice and Assistance. The Company shall provide reasonable technical assistance, materials and training regarding the Products for BSC’s representatives, including but not limited to developing, training and materials regarding the use, handling, storage and shipping of VEGF-2 and the Products. The Company shall also provide to BSC other services or other support information to assist BSC in marketing the Final Products, including but not limited to, product handling manuals and other applicable information relating to the Final Products, including such information as is necessary or appropriate for BSC to formulate any other manuals, promotional materials and warning labels deemed necessary or appropriate by BSC.

                    SECTION  3.03.  Supply Forecasts. BSC shall provide the Company with a nine-month rolling forecast of orders for the Final Products, beginning on the first Business Day of the first calendar quarter following the calendar quarter in which the BLA has been submitted to the FDA. The first two (2) months of each forecast shall be binding and shall constitute minimum orders of BSC to the Company; but only if the Company has obtained the Approvals required for distribution of the Final Products that are the subject of such forecast. The remaining seven (7) months of each forecast shall be non-binding. Starting three (3) months prior to the planned launch of the Final Product, the BSC Representative Group shall provide the Company Representative Group with monthly updates of the Product forecast.

                    SECTION  3.04.  Orders. Together with each monthly Product forecast, beginning with the Product forecast submitted one (1) month prior to the planned launch of the Final Product, BSC shall deliver to the Company, in writing, a binding purchase order (a “Purchase Order”) for Final Products. Purchase Orders shall be on BSC’s regular purchase order forms, in substance materially similar to (but not necessarily the form of) the current version of BSC’s regular purchase order attached hereto as Exhibit C, except that any term or condition appearing on the face of such forms that are inconsistent with this Agreement and any term or condition appearing on the back of such forms shall be null and void. This Purchase Order shall be for an amount of Final Products in accordance with the terms set forth in Section 3.03 with respect to the first binding month of the forecast. The face of each Purchase Order shall specify the quantities of Final Products ordered by BSC, the applicable legal label text and packaging, and the requested time of shipment, and any other necessary shipping details. BSC may order, and the Company will use commercially reasonable efforts to supply, up to thirty percent (30%) more than the volume of the Final Products indicated in the most recent Product forecast.

                    SECTION  3.05.  Final Product Specifications; Packaging and Labeling. All Final Products delivered by the Company hereunder shall be in full compliance with Product Specifications, as approved by BSC pursuant to Section 2.05 of the Development Agreement, and shall be sterilized and ready for end-user sale, including all packaging, labeling, and instructions-for-use, as approved by BSC and in accordance with the terms on the face of the Purchase Orders submitted by BSC. All Final Products shall be labeled (including bar

_________

“***” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

coding/UPN numbers and patent notices) in accordance with the procedures specified from time to time by BSC. The Company may not make any changes to the Product Specifications, as approved by BSC pursuant to Section 2.05 of the Development Agreement, or the packaging, labeling or instructions-for-use, as approved by BSC pursuant to this Section 3.05, without the prior written consent of BSC, such consent not to be unreasonably withheld; provided, however, in the event any modifications to the Product Specifications are required by the FDA or other relevant Regulatory Authorities, such modifications to the Product Specifications may be made by the Company without the consent of BSC, provided, further, that a copy of such modifications are provided to BSC as soon as reasonably practicable.

                    SECTION  3.06.  Obligation to Supply.

                    (a)         The Company shall use commercially reasonable efforts to make, have made, manufacture and sell the Final Products to BSC in accordance with this Agreement and the related Purchase Orders. The Company shall use commercially reasonable efforts to make the Final Products available for shipment on the date specified for shipment in the Purchase Order (which shipment date shall not be earlier than 15 (fifteen) days after the date the Purchase Order is received by the Company and not later than 25 (twenty-five) days after the date the Purchase Order is received by the Company) or, if no such date is specified, within 25 (twenty-five) days of the date BSC’s Purchase Order is received by the Company.

                    (b)         If the Company fails to supply at least eighty-five percent (85%) of BSC’s monthly Purchase Orders with respect to any Final Products for three (3) consecutive months, then the Company and BSC shall in good faith discuss having the Company enter into a subcontract agreement with a third party manufacturer so that the Company may fulfill its obligations for the manufacture and supply of the Final Products.

                    (c)         If the Company fails to supply at least ninety percent (90%) of the Products specified in Purchase Orders for two months in any consecutive four-month period, the Sales Price shall be reduced by ten percent (10%) for all orders placed by BSC under the Purchase Orders submitted during that two-month period and such Sales Price shall remain reduced until Company supplies ninety percent (90%) of BSC’s monthly Purchase Orders for two (2) consecutive months. A corresponding credit shall apply to BSC’s next payment due under Company’s invoice prepared in accordance with Section 3.07.

                    SECTION  3.07.  Product Pricing and Purchases. The Company shall invoice BSC for Final Products delivered in accordance with this Agreement and the Purchase Orders therefor at Sales Prices. Sales Prices shall be calculated as set forth in Exhibit A. BSC shall pay the Sales Prices due and owing under the Company’s invoices no later than the later of (x) thirty-five (35) days after the date of the Company’ invoice, provided that the invoice date is no earlier than the date shipment is made, and (y) thirty (30) days after receipt by BSC of the Final Products. In the event of a dispute between the invoice amount and the amount paid by BSC, the Parties shall work together in good faith to resolve the dispute as soon as practicable.

                    SECTION  3.08.  Royalties to BSC.

                    (a)         In consideration of the license granted by BSC under Section 2.02, the Company shall pay to BSC a royalty of *** of the Sales Price (“Royalties”). BSC shall invoice the Company for Royalties on a quarterly basis, and the Company shall pay the amount due and owing under the invoices within thirty (30) days after the date of BSC’s invoice. Except as provided in determining the Sales Price as described in Exhibit A, royalties shall be paid to BSC without deduction for sales, use, excise, personal property or other similar taxes or duties imposed by Law and all such taxes or duties shall be assumed by and paid by the Company. In the event of a dispute between the invoice amount and the amount paid by the Company, the Parties shall work together in good faith to resolve the dispute as soon as practicable.

                    (b)         In the event the Michigan License or BSC’s license under any Licensed Patent (as defined in the Michigan License) is terminated during such time that BSC has exclusive distributorship rights to the Final Products:

(i) the Company may, upon thirty (30) days prior written notice to BSC, terminate the license granted to the Company under Section 2.02 and the Company’s royalty obligations under Section 3.08(a); provided, however, (x) Royalties accrued prior to such termination shall remain due and payable to BSC and (y) the corresponding license granted by BSC to the Company under Section 2.09 of the Development Agreement shall also be terminated. In the event of a termination of the license pursuant to this paragraph (i), BSC and the Company shall sign a written amendment to this Agreement and the Development Agreement which reflects the foregoing terminations; or

(ii) the Company may retain the license granted to the Company under Section 2.02; provided, however, if the Company is required to pay royalties to the University of Michigan or its licensee(s) other than BSC under any Licensed Patent (as defined in the Michigan License), including U.S. Patent Nos. 5,661,133 or 6,316,419 (or any reissues, divisions, continuations, continuations-in-part, extensions, reexaminations thereof, or foreign equivalents thereof), and the Company pays such royalties to the University of Michigan or its licensee(s) other than BSC, then the Royalties due to BSC pursuant to this Section 3.08 shall be reduced by the amount of royalty paid by the Company to the University of Michigan or its licensee(s) other than BSC, but in no event shall such reduction result in a reduction of the Royalties paid to BSC to an amount less than *** of the Sales Price.

                    SECTION  3.09.  Payment Currency. Unless otherwise specified in this Agreement, all references to money payments, currency, monetary values and dollars or U.S. dollars mean United States dollars, and all payments hereunder shall be made in United States dollars.

                    SECTION  3.10.  Samples. With respect to each Final Product, the Parties shall discuss in good faith the need for samples of the Final Product for marketing purposes, and if the Parties believe samples are needed for marketing purposes, then the Parties shall share the costs involved in procuring such samples.

_________

“***” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

                            SECTION 3.11.  The Company’s Audit Rights. During the Term of this Agreement, BSC shall maintain complete and accurate records and books of account sufficient to substantiate the calculation of ASP, including records of the quantities of Final Products sold, for a period of four (4) years after the sale of the corresponding Final Products. BSC shall permit a certified public accountant, reasonably acceptable to BSC and appointed by the Company, at the Company’s expense, to examine BSC’s books, ledgers and records relating to the calculation of ASP for the Final Products during regular business hours, on one week’s prior notice, for the purpose of verifying, and only to the extent necessary to verify, ASP but in no event more than once per calendar year. The accountant shall maintain all information received during such examination in confidence and shall report to the Company only with respect to the accuracy of the ASP calculations. The Company shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) in favor of the Company is discovered, in which event BSC shall bear the full cost and expense of such audit.

                            SECTION 3.12.   BSC’s Audit Rights. During the Term of this Agreement, the Company shall maintain complete and accurate records and books of account relating to (i) all fixed and variable costs (including both expenses and depreciation and amortization of capital expenditures) attributable to the manufacture of Products and (ii) sale of the Final Products to BSC. The Company shall maintain such records for a period of four (4) years after the sale of the corresponding Final Products. The Company shall permit a certified public accountant, reasonably acceptable to the Company and appointed by BSC, at BSC’s expense, to examine the Company’s books, ledgers and records relating to all such costs, during regular business hours, on one week’s prior notice, for the purpose of verifying, and only to the extent necessary to verify, such costs, but in no event more than once per calendar year. The accountant shall maintain all information received during such examination in confidence and shall report to BSC only with respect to the accuracy of the Company’s accounting of such costs. BSC shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) in favor of BSC is discovered, in which event the Company shall bear the full cost and expense of such audit.

                            SECTION 3.13.  Shipping and Inventory. The Company shall make available Final Products ordered by BSC hereunder at the Company’s point of manufacturing or warehouse for delivery in accordance with the Purchase Orders therefor. BSC shall choose the carrier for delivery of the Final Products. Prior to the filing of the first BLA, the Representatives shall work together to develop (a) a shipping plan regarding the shipping of Products, including an allocation of shipping costs that each Party is to bear, and (b) an inventory plan regarding the level of Final Product inventory that BSC and the Company shall be required to maintain. Risk of loss or damage shall pass to BSC upon delivery of the Final Products at the Company’s point of manufacturing or warehouse to the carrier chosen by BSC for delivery.

                           SECTION 3.14.  Acceptance.

                           (a)         Each shipment of Final Products from the Company to BSC shall contain such quality control certificates reasonably requested by BSC certifying that the Final Products are in conformity with the Product Specifications. Notwithstanding any prior inspection or payments, all Final Products will be subject to final inspection and acceptance at BSC’s designated destination point within thirty (30) days after delivery. BSC shall notify the

Company within thirty (30) days after delivery of any apparent defective material or workmanship or non-conformity of any Final Product to the Product Specifications or Purchase Order. If BSC fails to so notify the Company within such thirty (30)-day period, BSC will be deemed to have accepted the Final Product; provided, however, the warranties set forth in Article V shall survive such acceptance.

                           (b)         Without prejudice to any other right or remedy of BSC, in case any item is defective in material or workmanship, or otherwise fails to conform to the Product Specifications or a Purchase Order at the time of delivery by or on behalf of the Company to BSC’s designated destination point, BSC will have the right to reject it. Any item that has been rejected must be replaced, or made conforming, by and at the expense of the Company (including but not limited to shipping costs) promptly after notice. BSC will not be required to pay for any rejected item. Unless otherwise agreed to by the Parties, BSC will return all rejected Final Products to the Company at the Company’s expense.

                            SECTION 3.15.   Compliance with Laws. The Company shall comply with all applicable Laws pertaining to the testing, manufacture, labeling or packaging of the Final Products, and in any other manner pertaining to performance by the Company of its obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements. BSC and the Company shall comply with all applicable Laws pertaining to the transportation, import, export, distribution, sales and marketing of the Final Products, and the Company shall cooperate with and provide BSC reasonable assistance with such compliance.

                            SECTION 3.16.  Manufacturing Requirements and Regulatory Audits.

                           (a)         All Final Products shall be manufactured in accordance with (a) relevant Laws, (b) the Product Specifications, (c) applicable regulations relating to Good Manufacturing Practices (“GMP”) and similar requirements required by the Act, (d) batch records and (e) all other pertinent rules and regulations of ISO, the FDA and any Regulatory Authorities in other applicable jurisdictions. Upon the reasonable request of BSC, the Company shall provide BSC with written evidence of compliance with the criteria set forth in the preceding sentence.

                           (b)         Subject to reasonable security restrictions and reasonable confidentiality restrictions imposed by any third party manufacturer consistent with the treatment of Confidential Information pursuant to Article VII herein, BSC shall have the right to have quality employees of BSC present at the plant or plants at which the Final Products are manufactured during normal business hours to conduct an initial and periodic inspections of such facilities and manufacturing procedures for compliance with GMP and QSR, the Product Specifications and BSC’s quality assurance requirements and to inspect the Company’s inventory of Final Products, work-in-process, raw materials to be used for the Final Products, production records, design history file, quality manuals, regulatory dossiers and such other matters as may be pertinent to proper quality assurance of the Final Products to be delivered hereunder. BSC agrees to give the Company a minimum of four (4) Business Days’ prior notice of any such inspection. The Company shall use commercially reasonable efforts to take such action as is required to correct any deficiencies identified by BSC relating to the production of any Final Product. The Company agrees to assist BSC in arranging visits and inspection of the plants at which the Final

Products are manufactured. The Company acknowledges and agrees that it is not currently a party to and shall not enter into any manufacturing agreement relating to the manufacture of any Final Product that does not grant to BSC rights to inspect the plant or plants at which such products are manufactured on the terms set forth in this section.

                           (c)         The Company shall permit and shall require its manufacturers to permit authorized representatives of any Regulatory Authority to inspect plant and production facilities related to or used in connection with the manufacture of the Final Products sold to BSC under this Agreement and will promptly notify BSC when the Company receives notice of any such inspection. The Company shall advise BSC of the findings of any regulatory inspection and will take the necessary steps to promptly correct any compliance deficiencies found by the Regulatory Authority relating to the manufacture of Final Products sold to BSC pursuant to this Agreement. The Company further agrees to use best efforts to provide BSC such documents or conduct such analyses as BSC may reasonably request in connection with any regulatory submission or audit concerning such products.

                           (d)         BSC may, on an as needed basis and pursuant to industry standards, require the Company to perform reasonable complaint evaluations in order to investigate root cause and corrective actions associated with any complaints concerning quality assurance of Final Products delivered hereunder. The Company is to maintain records of such investigations as required by GMP. The Company shall have a reasonable number of days, as agreed to by BSC and the Company, from the time it receives the complaint to perform a complete investigation and provide to BSC a written report identifying the root cause analysis, the corrective action, and the preventive action to the extent applicable. The Company shall also provide BSC with a follow-up written report on the effectiveness of the corrective actions, if any, within an agreed-upon time period. The Company shall also maintain a cross-reference system from the Company’s complaint system to BSC’s complaint handling system, and BSC shall provide the Company reasonable assistance in establishing such a cross-reference system.

                           SECTION 3.17.   Recalls.

                           (a)         If, in the good faith judgment of the Company or BSC, any product defect or any government action requires a recall of, or the issuance of an advisory letter regarding any Final Product, either Party may undertake such recall or issue such advisory letter after consultation with the other Party. Each Party shall notify the other Party in a timely manner prior to making any recall or issuing any advisory letter. The Parties shall endeavor to reach an agreement prior to making any recall or issuing any advisory letter regarding the manner, text and timing of any publicity to be given to such matters in time to comply with any applicable legal or regulatory requirements, but such agreement will not be a precondition to any action that either Party deems necessary to protect users of the Final Products or to comply with any applicable governmental orders or mandates. The Parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter. In the event of any recall of Final Products, BSC shall have the right to manage such recall of Final Products.

                           (b)         In the event of the issuance of an advisory letter, the costs of issuing such advisory letter shall be borne by the Party responsible for the defect causing the need to issue the advisory letter.

                           (c)         In the event of a recall of any Final Product, the Company shall correct any deficiency relating to its manufacturing, packaging, testing, storing, handling or labeling of such Final Product. If the reason for the recall is due to a defect that is the fault of the Company, (i) the Company shall, at BSC’s option, either, at its cost replace each unit of the Product recalled (including units held in inventory by BSC or its customers) with a corrected Product within a reasonable period of time, or refund the purchase price therefor, and (ii) the Company shall reimburse BSC for all reasonable costs and expenses (including shipping, quality control testing, notification and restocking costs) incurred by BSC as a result of such recall. If the reason for the recall is due to a defect that is the fault of BSC, BSC shall reimburse the Company for all reasonable costs and expenses (including shipping, quality control testing, notification and restocking costs) incurred by the Company as a result of such recall.

                           SECTION 3.18.   Non-Exclusive Distribution Agreement. If (x) BSC, in its sole discretion, determines that BSC’s sales of the Final Products do not warrant BSC’s continued marketing effort as the exclusive distributor of the Final Products or (y) BSC’s gross revenues for the sales of any product that involves gene therapy for the treatment of cardiovascular or vascular disease during any twelve (12) month period exceeds BSC’s gross revenues for Final Products sold by BSC during such period in any territory in which BSC is distributing the Final Product, BSC shall notify the Company and they will make good faith attempts to negotiate a non-exclusive distribution arrangement and license to the BSC Patents on mutually agreeable terms which will permit the Company to sell Final Products directly and/or through distributors approved by BSC. For the avoidance of doubt, the Parties acknowledge and agree that sales by BSC of catheters or any other delivery device on a stand-alone basis shall not be relevant for purposes of calculating BSC’s gross revenues pursuant to this Section 3.18 regardless of how the catheters or delivery devices are ultimately used.

ARTICLE IV
REGULATORY

                           SECTION 4.01.  Registration of Products in the Territory. The Company shall diligently and reasonably promptly apply for registration and regulatory approvals deemed necessary by the Company and BSC to promote and sell the Final Products in the United States and in each other jurisdiction in which the Parties agree to seek Approvals. At the request of the Company, BSC shall, at its expense, provide such reasonable assistance and information with respect to the Injection Catheter as is necessary for the Company to seek and obtain such registrations and regulatory approvals. All costs incurred as a result of applications for registrations and regulatory approvals hereunder shall be paid by the Company, including those reasonable costs incurred by BSC as a result of any assistance provided to the Company as required hereby (but excluding any costs relating to the Injection Catheter as set forth above), which costs will be detailed in a written statement sent by the BSC Representative Group to the Company Representative Group and reimbursed by the Company to BSC promptly thereunder.

                           SECTION 4.02.   Reporting Obligations.

                           (a)         Adverse Events and Product Complaints. Each Party shall (i) adhere to all requirements of applicable Laws which relate to the reporting and investigation of AEs anywhere in the Territory and keep the other Party informed of such matters, (ii) promptly inform the other Party of any material safety or health incidents related to any Final Product or Injection Catheter, including the use, manufacture, labeling or packaging of any of the foregoing, and (iii) promptly inform the other Party upon becoming aware of any unusual or unexpected reactions or events, malfunctions, safety or efficacy of or attributable to any Product or VEGF-2 or Injection Catheter and/or any Regulatory Authority action related thereto.

                           (b)         Exchange of Drug Safety Information. The Parties shall immediately provide each other with copies of all drug or device safety requests from all governmental and other Regulatory Authorities. Proposed answers affecting a Product or Injection Catheter will be exchanged between the Parties before submission, and the Parties shall cooperate with respect to such answers; provided, however, that the Company shall have the ultimate decision making authority with respect to answers relating to the Products, and BSC shall have the ultimate decision making authority to answers relating to the Injection Catheters. Each Party shall provide the other Party with the decisions received from the applicable Regulatory Authorities reasonably promptly after the Party receives notice of such decision.

                           (c)         Regulatory Actions. Each Party shall advise the other Party of any regulatory action of which it is aware and which could reasonably be expected to affect a Final Product or Injection Catheter in any country.

                           (d)         Governmental Inspection. Each Party shall advise the other Party of any governmental communication, inspection or report or Law relating to a Product or Injection Catheter of which it is aware and which might reasonably be expected to affect a Product or Injection Catheter. Any response to a regulatory notice relating to the Products, Injection Catheters or such Law shall be prepared jointly by the Parties, with the lead role taken by the Party to whom such notice is addressed (or, if addressed to both Parties, with the lead role taken by the Company unless the notice relates to the Injection Catheter in which case BSC shall take the lead role); provided, however, that each Party shall be entitled to take all such actions with respect to such notice as are required of it by Law. Both Parties shall have the right to be present during any such inspection.

                           SECTION 4.03.   Technical Support Regarding Adverse Events.

                           (a)         Retention of Product Samples. The Company shall retain samples of each production lot of Products in accordance with applicable Law.

                           (b)        Quality Assurance Investigations. Each Party shall take the actions in relation to AEs that is mutually agreed upon by the Parties.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

                           SECTION 5.01.  Mutual Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

(b) This Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

(c) Such Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of such Party, (ii) conflict with or violate any Law or governmental order applicable to such Party or its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of common stock or preferred stock or any of the assets or properties of such Party pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of such Party’s shares of common stock or preferred stock or any of the Party’s assets or properties is bound or affected.

(d) It is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

                     SECTION 5.02.   Company Warranties and Agreements.

                    (a)          The Company represents and warrants that at the time of delivery of Final Products by the Company to BSC’s designated destination point, all Final Products hereunder shall (i) conform to the appropriate Product Specifications, (ii) comply with any terms and conditions set forth on the face of the applicable Purchase Order, provided that such terms and conditions are not inconsistent with the terms and conditions of this Agreement, (iii) be free and clear of all liens and encumbrances and (iv) not be adulterated within the meaning of the Act or within the meaning of the Law of any applicable state or foreign jurisdiction, as the Act and such Laws are constituted and effective at the time of shipment.

                    (b)          The Company represents and warrants that, to the actual knowledge of the Company, the manufacture, use, sale, offer for sale, import, export and distribution of Final Products under this Agreement does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third party.

                    (c)          The Company represents and warrants that it is not party to, and covenants and agrees not to enter into, any agreement for the sale or distribution of the Final Products with any Person other than BSC.

                    (d)          The Company represents and warrants that it is the sole and exclusive owner or licensee of all right, title and interest in and to the Final Products to be delivered hereunder, free and clear of any liens or encumbrances, other than the obligation to pay royalties.

                    SECTION 5.03.   BSC Warranties.

                    (a)          BSC represents and warrants that it has the right to grant the license set forth in Section 2.02(a) of this Agreement.

                    (b)          BSC represents and warrants that the BSC Patents have not been adjudged invalid or unenforceable and, to the actual knowledge of BSC, are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling that would impair the validity or enforceability of the BSC Patents.

                    (c)          BSC represents and warrants that, to the actual knowledge of BSC, the development, manufacture and use of the Injection Catheter does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third party.

                    SECTION 5.04.   DISCLAIMER.  EXCEPT AS EXPLICITLY PROVIDED IN THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, AND THE PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                    SECTION 5.05.   Company Indemnity.  The Company shall indemnify, defend and hold harmless each BSC Indemnitee from any and all Losses actually suffered or incurred by BSC arising out of or resulting from: (a) the breach of any representation or warranty, covenant or agreement by the Company contained in this Agreement, provided, for purposes of determining whether there is a breach of the representation and warranty set forth in Section 5.02(b), the knowledge qualifier shall be disregarded; (b) any negligent act or omission or willful misconduct of the Company in connection with performance of its obligations under this Agreement; and (c) all product liability claims that arise from the manufacture or use of the Final Products, except to the extent attributable to the Injection Catheter or the negligent act or omission or willful misconduct of BSC or its officers, agents or employees.

                    SECTION 5.06.   BSC Indemnity.  BSC agrees to indemnify, defend and hold harmless each Company Indemnitee from any and all Losses actually suffered or incurred by the Company arising out of or resulting from: (a) the breach of any representation or warranty, covenant or agreement by BSC contained in this Agreement, provided, for purposes of determining whether there is a breach of the representation and warranty set forth in Section 5.03(c), the knowledge qualifier shall be disregarded; and (b) any negligent act or omission or willful misconduct of BSC in connection with performance of its obligations under this Agreement; and (c) all product liability claims that arise from the manufacture or use of the

Injection Catheters, except to the extent attributable to the Final Product or the negligent act or omission or willful misconduct of the Company or its officers, agents or employees.

                    SECTION 5.07.   Indemnification Procedure.

                    (a)          Any Indemnified Party seeking indemnification under this Agreement shall give prompt written notice to the Indemnifying Party of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnified Party has knowledge concerning any Losses as to which such Indemnified Party may request indemnification hereunder; provided, however, that the failure to provide or a delay in providing such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Agreement.

                    (b)          The Indemnifying Party shall have the right to assume, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense, so long as the Indemnifying Party first acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any and all Losses that may result from such claim or proceeding. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party with respect to its assumption of such defense shall be borne and paid by the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of any such claim or proceeding if a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party that would make such separate representation advisable under applicable standards of professional conduct.

                    (c)          If the Indemnifying Party elects to assume the defense of any claim or proceeding, no settlement in respect of any third-party claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party fails to undertake any such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof at the Indemnifying Party’s expense. Notwithstanding anything herein to the contrary, regardless of whether the Indemnifying Party has assumed the defense of any claim or proceeding pursuant to this Section 5.07, the Indemnified Party shall not settle any claim or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties agree that it shall be reasonable for the Indemnifying Party to withhold its consent if any such settlement involves any admission of liability or wrongdoing by the Indemnified Party or the Indemnifying Party.

                    SECTION 5.08.   Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES: (A) ARE INCLUDED IN AN AWARD AGAINST EITHER PARTY RESULTING FROM A THIRD PARTY CLAIM FOR WHICH SUCH PARTY IS

INDEMNIFIED HEREUNDER; OR (B) ARE RELATED TO OR ARISE FROM WILLFUL OR INTENTIONAL MISCONDUCT.

                    SECTION 5.09.   Insurance.  Effective sixty (60) days after the Effective Date and so long as the Company has any obligations under Article V of this Agreement, the Company shall maintain comprehensive general liability insurance, including products liability, with a minimum liability coverage limit of ten million dollars ($10,000,000) per occurrence and naming BSC, University of Michigan and HHMI (including their regents, trustees, fellows, officers and employees) as additional insureds. The Company shall provide BSC with a copy of a certificate of insurance evidencing compliance with this provision. Such certificate of insurance shall also provide BSC with thirty (30) days’ prior written notice of cancellation, modification or termination.

                    SECTION 5.10.   No Improper Representations or Warranties.  Neither Party shall make any statements, representations or warranties or accept any liabilities or responsibilities that are inconsistent with any disclaimer or limitation included in this Article V.

ARTICLE VI
TERM AND TERMINATION

                    SECTION 6.01.   Expiration.  This Agreement shall remain in full force and effect unless terminated in accordance with this Article VI (the “Term”).

                    SECTION 6.02.   Mutual Consent.  The Parties can terminate this Agreement by the mutual written consent of both Parties.

                    SECTION 6.03.   Termination for Cause.

                    (a)          This Agreement may be terminated by either Party, if the other Party shall be in material breach of any provision contained in this Agreement and any such breach shall not have been remedied within forty-five (45) Business Days after receipt of written notice from the terminating Party specifying (i) such breach and (ii) intention to terminate if such breach is not cured within forty-five (45) Business Days.

                    (b)          This Agreement may be terminated by the Company in the event that BSC materially breaches the Loan Agreement and such breach shall not have been remedied within forty-five (45) Business Days after receipt of written notice from the Company specifying (i) such breach and (ii) intention to terminate this Agreement if such breach is not cured within forty-five (45) Business Days.

                    SECTION 6.04.   Survival.  In addition to any clause which by its express term survives termination or expiration, the respective rights and obligations of the Parties under the provisions of Articles V (Representations, Warranties and Indemnification), VI (Term and Termination), VII (Confidentiality), and Article VIII (Miscellaneous) shall also survive any termination or expiration of this Agreement.

ARTICLE VII
CONFIDENTIALITY

                SECTION 7.01. Confidentiality. During the Term of this Agreement and for the period of three (3) years thereafter, the Receiving Party shall maintain Confidential Information in confidence and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents. Upon termination of this Agreement, each Party shall return to the other Party, upon demand, all Confidential Information in its possession or, upon demand, destroy such Confidential Information and provide a certificate to the other Party of such destruction signed by an officer of the destroying Party.

                SECTION 7.02. Release from Restrictions. The provisions of Section 7.01 shall not apply to any information disclosed hereunder that:

(a) is lawfully disclosed to the Receiving Party by an independent, unaffiliated third party rightfully in possession of the information and under no confidentiality or fiduciary obligation not to make disclosure;

(b) becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(c) is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

(d) is legally required to be disclosed to a Regulatory Authority in the United States or in another jurisdiction in which the Parties have agreed to seek Approvals; provided, however, the Receiving Party shall continue to treat such information as confidential pursuant to Section 7.01 unless and until such information becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or

(e) a Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 7.01; and provided further that in the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 7.01, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its reasonable best efforts to obtain assurances that confidential treatment shall be accorded such information.

                 SECTION 7.03. Public Announcements and Publications. Except as required by Law or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

ARTICLE VIII
MISCELLANEOUS

                 SECTION 8.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.01):

(a) if to the Company:

Corautus Genetics Inc.

430 Tenth Street, NW

Suite S-204

Atlanta, GA 30318

Telecopy: (404) 526-6218

Attention: Richard E. Otto, Chief Executive Officer

with a copy to:

McKenna Long & Aldridge LLP

303 Peachtree Street, Suite 5300

Atlanta, GA 30308

Telecopy: (404) 527-4198

Attention: Robert E. Tritt

(b) if to BSC:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Telecopy: (508) 650 8956

Attention: Lawrence C. Best, Senior Vice President and

Chief Financial Officer

with a copy to:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Telecopy: (508) 650 8956

Attention: General Counsel

                SECTION 8.02. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

                 SECTION 8.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

                 SECTION 8.04. Entire Agreement. The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter thereof.

                 SECTION 8.05. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that BSC may assign to an Affiliate its rights and obligations under this Agreement without the approval of the Company; provided further that no such assignment by BSC to an Affiliate shall relieve BSC of any obligation or liability hereunder, whether then existing or thereafter incurred by BSC or its assignee. No assignment by either Party permitted hereunder shall relieve the applicable Party of its then-existing obligations under this Agreement.

                 SECTION 8.06. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

                 SECTION 8.07. Change of Control. In the event of a change of control of the Company or BSC, this Agreement and all rights and obligations of each Party hereunder shall survive unaffected, provided, however, if there is a Competitor Transaction, the Sales Price to be paid by BSC to the Company for the Final Products shall be reduced to be *** of the ASP calculated in accordance with Exhibit A.

_________

“***” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

                 SECTION 8.08. Amendment. Except with respect to Exhibit B, this Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of the Company and BSC. In the event the University of Michigan or any third party owner of a BSC Patent requests that BSC amend the terms of this Agreement in order to comply with the Michigan License or the terms of the patent license agreements entered into by BSC and such third party owners, BSC and the Company shall discuss in good faith the amending of this Agreement to incorporate the requested amendment.

                 SECTION 8.09. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the state of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

                SECTION 8.10. Dispute Resolution. Except to the limited extent necessary to (i) avoid expiration of a claim, (ii) comply with deadlines under applicable Law, or (iii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm, neither Party shall file an action or institute legal proceedings with respect to any dispute, controversy, or claim arising out of this Agreement or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, until:

(a) the aggrieved Party has given the other Party written notice (“Notice of Disagreement”), in accordance with Section 8.01 of this Agreement, of its grievance setting forth the basis for such dispute and the remedy desired;

(b) the other Party has failed to provide a prompt and effective remedy (in the view of the aggrieved Party);

(c) the aggrieved Party has requested in writing senior executives for both Parties to promptly meet and discuss the matter detailed in the Notice of Disagreement in order to consider informal and amicable means of resolution; and

(d) (i) the senior executives for both Parties have met at least three times and have not been able to resolve the dispute to the mutual satisfaction of the Parties or (ii) more than sixty (60) Business Days have passed since the date of the Notice of Disagreement.

                SECTION 8.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

                    SECTION  8.12.  No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

                    SECTION  8.13.  Independent Contractor. In performing under this Agreement, each Party shall be acting as an independent contractor and shall not be considered or deemed to be an agent, employee, joint venturer, or partner of the other Party. Each Party shall at all times maintain complete control over its personnel and operations. Neither Party shall have, or shall represent that it has any power, right or authority to bind the other Party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other Party.

                    SECTION  8.14.  Registration and Filing of this Agreement. Notwithstanding Article VII, to the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including, without limitation, the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities, the U.S. Department of Justice or the U.S. Federal Trade Commission, in accordance with Law, such Party shall inform the other Party thereof, and both Parties shall cooperate each at its own expense in such filing or notification and shall execute all documents reasonably required in connection therewith. In such filing or registration, the Parties shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement and shall cooperate to respond to any request for further information therefrom on a timely basis.

                    IN WITNESS WHEREOF, BSC and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION		CORAUTUS GENETICS INC.

By:	/s/ LAWRENCE C. BEST	By:	/s/ RICHARD E. OTTO

	Lawrence C. Best		Richard E. Otto
	Senior Vice President and Chief Financial Officer		Chief Executive Officer

Exhibit A

         “Sales Price” shall mean the price to be paid by BSC to the Company for a Final Product and shall be ***, calculated by reference to the following terms and conditions:

                    •        “Net Revenue” means ***.

                    •        “Deductions” means ***.

                    •        ***.

                    •        ***.

_________

“***” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

Exhibit B

***

_________

“***” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

Exhibit C

[GRAPHIC APPEARS HERE]

2

[GRAPHIC APPEARS HERE]